Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-47072, 333-68318, 333-101064) of Curon Medical, Inc. of our reports dated January 31, 2003, except for Note 13, as to which the date is February 21, 2003, relating to the financial statements and the financial statement schedule, which appear in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

San Jose, California

March 13, 2003